Exhibit 99.1

America West Airlines, Inc. Prices $75 Million Issue Price of Senior Exchangeable Notes

PHOENIX, AZ – (July 24, 2003) – America West Airlines, Inc., a wholly-owned subsidiary of America West Holdings Corporation (NYSE: AWA), announced today the pricing of its offering of $75 Million issue price of Senior Exchangeable Notes due 2023, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The sale of the notes is expected to close on Wednesday, July 30, 2003.

The notes will bear cash interest at a fixed rate of 7.25% per year on the issue amount, payable in cash in arrears semi-annually through July 30, 2008. Thereafter, the notes will cease bearing cash interest and begin accruing interest at a rate of 7.25% until maturity. The aggregate amount due at maturity, including accrued principal from July 30, 2008, will be approximately $218.3 million.

Each note will be issued at a price of $343.61 and is exchangeable for class B common stock of America West Holdings Corporation at an exchange rate of 32.0382 shares per $1,000 principal amount at maturity of notes (equal to an initial exchange price of approximately $10.725 per share), subject to adjustment in certain circumstances. Holders of the notes may exchange their notes only if: (i) the sale price of the class B common stock reaches, or the trading price of the notes falls below, specified thresholds, (ii) the notes are called for redemption, or (iii) specified corporate transactions have occurred. The notes will be unconditionally guaranteed by America West Holdings Corporation.

Holders may require America West Airlines to purchase all or a portion of their notes on July 30 of 2008, 2013 and 2018 at a price of original issue price plus accrued cash interest and discount, if any.

America West Airlines has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $15 million issue price of the notes, which would result in an increase in the aggregate principal and interest due at maturity of up to $43.7 million. America West Airlines plans to place $42.9 million of the net proceeds in a cash collateral account to secure scheduled principal and interest payments on certain of its indebtedness through September 30, 2004 and use the balance of the net proceeds for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the class B common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.